Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 29, 2007, relating to the consolidated balance sheets of Nuance Communications, Inc. (the “Company”) as of September 30, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended September 30, 2007, and effectiveness of internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the period ended September 30, 2007.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
BDO Seidman, LLP
Boston, Massachusetts
November 29, 2007